Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-145356 on Form S-1 and Registration Statement No. 333-148989 on Form S-8, of our report dated February 24, 2009, relating to the financial statements of Nanosphere, Inc. appearing in the Annual Report on Form 10-K of Nanosphere, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for patent costs) for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Chicago, IL
February 24, 2009